UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

Commission File Number
001-34581

Kraton Performance Polymers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 12, 2015 Kraton Polymers Nederland B.V. and Kraton Polymers France SAS, each an indirect, wholly-owned subsidiary of Kraton Performance Polymers, Inc., executed amendments to certain operating and raw material supply agreements with the subsidiaries and/or affiliates of LyondellBasell Industries, Inc. described below.
We have operating and service agreements with LyondellBasell that are important to our business, including those described in this report. In particular, we are a party to (i) operating and production agreements under which LyondellBasell operates and maintains and provides utilities and site services to our European manufacturing facilities and employs and provides almost all of the staff for those facilities; (ii) supply agreements under which LyondellBasell supplies raw materials to our European manufacturing facilities; and (iii) lease agreements under which we lease our European manufacturing sites from LyondellBasell.
Amendment to Operating Production Agreement dated effective as of June 12, 2015 between Lyondell Services France SAS (successor by assignment of Compagnie Petrochimique de Berre SAS) and Kraton Polymers France SAS and Kraton Polymers Nederland B.V. This amendment relates to operations at our Berre, France, manufacturing facility, which is operated by LyondellBasell, and amends the Operating Production Agreement dated effective as of January 1, 2012 among Compagnie Petrochimique de Berre SAS and Kraton Polymers France SAS and Kraton Polymers Nederland B.V.
This amendment changes the terms under which LyondellBasell will provide operation, maintenance and other necessary support services at our Berre facility. The agreement, as amended, provides that we will assume the operating permit for the Berre site and debottleneck the plant to expand the nameplate capacity for USBC production by approximately 40 kilotons. In connection with this expansion and commencing on January 1, 2017, the amendment also provides for changes to the cost structures at the site, agreements relating to the provision of certain utilities, and changes to infrastructure at the site. It has an unlimited term subject to certain termination rights as detailed in the agreement. Included among the termination provisions is an agreement that with respect to the expanded USBC production at the Berre site, the existing 18 months’ prior notice of termination by either party cannot be delivered before December 31, 2021.
Amended and Restated Agreement dated effective as of June 12, 2015 between Basell Polyolefins France S.A.S. and Kraton Polymers Nederland B.V. for the supply of 1,3-Butadiene. This is an amendment and restatement of the prior butadiene supply agreement between the parties dated effective as of January 1, 2012 documenting the terms under which LyondellBasell will supply butadiene at our Berre facility. The agreement, as amended, has an unlimited term commencing January 1, 2017, terminable as of any date after June 30, 2022 upon 18 months’ prior notice by either party, with additional termination provisions and supply requirements based on contingencies specified in the agreement. The amendment provides for minimum and maximum volume commitments at index prices, including increased minimum and maximum supply commitments from the original agreement to support the expansion at the Berre site.
Item 7.01 Regulation FD Disclosure
Presentation materials related to the Kraton Performance Polymers, Inc. 2015 Investor Day to be held on June 16, 2015 are attached as Exhibit 99.1 to this report and are also available at KRA’s website at www.kraton.com.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
Exhibit 99.1: Kraton Performance Polymers, Inc. 2015 Investor Presentation Slides dated June 16, 2015
The information contained in Items 7.01 and 9.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: June 16, 2015	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer